Exhibit 10.2

Business Cooperation Agreement and Valuation Adjustment Mechanism and Indemnification

Agreement

This Business Cooperation Agreement and Valuation Adjustment Mechanism and Indemnification Agreement (hereinafter, this “Agreement”) is made and entered into on [August 26, 2018] in [Changsha] by and among:

(1)	The Company: Sichuan Jinkailong Automobile Leasing Co., Ltd.

Unified social credit code: 91510115MA62NLDU04

Place of business: Floor 2, Building 1, No. 2 Liudao Street, Jinma Town, Wenjiang District, Chengdu City

(2)	Party A: Hunan Ruixi Financial Leasing Co., Ltd.

Unified social credit code: 91430100MA4PDEM573

Place of business: Room 910, Building 1, Huitong Building, No. 168 Hehua Road, Hehuayuan Street, Furong District, Changsha City, Hunan Province

(3)	Party B: Xiaoliang Chen

Identity card number: 330727198705232217

Domicile: No. 135, Xichan Village, Renchuan Town, Pan’an County, Zhejiang Province

(4)	Party C: Xi Yang

Identity card number: 522426198609164722

Domicile: No. 31, Group 13, Fangbei Village, Nanquan Town, Shifang City, Sichuan Province

(5)	Party D: Yiqiang He

Identity card number: 510682198606094755

Domicile: No. 31, Group 13, Fangbei Village, Nanquan Town, Shifang City, Sichuan Province

(6)	Party E: Xiaohui Luo

Identity card number: 510902198602214670

Domicile: No. 2, Group 4, Qilidian Village, Baoshi Town, Anju District, Suining City, Sichuan Province

Of which, Party C and Party D are husband and wife; Party B, Party C, Party D and Party E shall be collectively referred to hereinafter as the “Original Shareholders”.

Whereas,

1.	Sichuan Jinkailong Automobile Leasing Co., Ltd. is a limited liability company duly established and validly existing under the law of the People’s Republic of China, and as of the execution date of this Agreement, it has a registered capital of RMB10 million, with its shareholding set out in the table below:

Name of shareholder	Capital contribution (in RMB million)		Shareholding percentage
Xiaoliang Chen	Subscribed for 5.3	Actual paid-in is 0	53%
Xi Yang	Subscribed for 4.7	Actual paid-in is 0	47%

2.	Party A is willing to acquire 35% of the shares in the Company held by the Original Shareholders in the aggregate. After Party A becomes a shareholder of the Company, it will jointly operate the Company with the Original Shareholders and they will enter into a number of business cooperation arrangements.

In order to better expand the Company’s business and market share and to protect the legitimate rights and interests of each party, the Parties have entered into this Agreement on the following terms and conditions after due negotiation regarding the issue of joint cooperation among them in accordance with applicable state laws, regulations and consistent with principles of equality, mutual benefit and furtherance of growth together:

1.	Matter of Cooperation

1.1	Party A is willing to acquire 35% of the shares in the Company in the aggregate held by the Original Shareholders for the own account or by the Original Shareholders on the behalf of others for a consideration of RMB0.

1.2	After the completion of this share acquisition, Party A will entrust the Original Shareholders with the operation and management of the Company, which shall set up a management team meeting the requirements of Party A to develop the business.

2.	After the completion of the above acquisition, Party A shall, in its capacity of a shareholder of the Company, enter into an automobile sale cooperation arrangement with the Target Company in an amount not more than RMB40 million.

3.	Shareholding in the Company

3.1	As of the execution date of this Agreement, the registered capital of the Company is RMB10 million. The shareholding structure of the Company as registered at the authority for industry and commerce is set out in the table below:

Name of shareholder	Capital contribution (in RMB million)		Shareholding percentage
Xiaoliang Chen	Subscribed for 5.3	Actual paid-in is 0	53%
Xi Yang	Subscribed for 4.7	Actual paid-in is 0	47%

3.2	Pursuant to the Share Entrustment Agreement between Party C and Party D dated April 26, 2018, Party C shall hold the 42.3% of shares in the Company on the behalf of Party D, the amount of whose shares was paid by Party D; pursuant to the Share Entrustment Agreement between Party B and Party E dated April 26, 2018, Party B shall hold the 5.3% of shares in the Company on the behalf of Party E, the amount of whose shares was paid by Party E; pursuant to the Share Entrustment Agreement between Party C and Party E dated April 26, 2018, Party C shall hold the 4.7% shares in the Company on the behalf of Party E, the amount of whose shares was paid by Party E, with the details set out in the following table:

Shareholder with industrial and commercial registration	Industrial and commercial shareholding	Actual holder	Shareholding as entrusted
Xiaoliang Chen	53%	Xiaoliang Chen	47.7%
		Xiaohui Luo	5.3%
Xi Yang	47%	Yiqiang He	42.3%
		Xiaohui Luo	4.7%

3.3	Party B, Party D and Party E are the actual shareholders of the Company, collectively holding 100% of the shares in the Company.

4.	Share Acquisition

4.1	Party A will acquire 35% shares in the aggregate in the Company held by the Original Shareholders for their own account and for others. The actual shareholders agree and authorize Party B to transfer the 18.55% shares it held in the Company and interests therein to Party A for a consideration of RMB0, and authorize Party C to transfer the 16.45% shares it held in the Company and interests therein to Party A for a consideration of RMB0 (collectively, the “Share Acquisition”). After the completion of this share acquisition, the shareholders and their shareholding in the Company shall be as set forth in the following table:

Shareholder name	Capital contribution (in RMB million)		Shareholding percentage
Hunan Ruixi Financial Leasing Co., Ltd.	Subscribed for 3.5	Actually paid 0	35%
Xiaoliang Chen	Subscribed for 3.445	Actually paid 0	34.45%
Xi Yang	Subscribed for 3.055	Actually paid 0	30.55%

4.2	Party A, on the one part, and Party B, Party C, on the other part, will enter into the Share Transfer Agreement on the matter of the Share Acquisition, and will process changes of industrial and commercial registration.

4.3	The Original Shareholders undertake that, after the completion of the Share Acquisition, none of the shareholders of the Company (other than Party A) shall hold more than 35% of shares in the Company, and all shareholders shall assist Party A with the consolidation of financial statements regarding the Company, and ensure Party A has a control of the general meeting and board of directors of the Company.

4.4	After the completion of the Share Acquisition, Party A shall hold 35% of the shares in the Company, and the Original Shareholders shall collectively hold 65% of the shares. The shareholders with industrial and commercial registration, and actual shareholders’ shareholding in the Company shall be as set out in the following table:

Shareholder with industrial and commercial registration	Industrial and commercial shareholding	Actual shareholder	Shareholding entrusted
Xiaoliang Chen	34.45%	Xiaoliang Chen	31.005%
		Xiaohui Luo	3.445%
Xi Yang	30.55%	Yiqiang He	27.495%
		Xiaohui Luo	3.055%
Hunan Ruixi Financial Leasing Co., Ltd.	35%	Hunan Ruixi Financial Leasing Co., Ltd.	/

5.	Business Cooperation

5.1	After the completion of the share acquisition set forth in Article 3, Party A agrees to enter into automobile sale arrangement with the Company in an amount up to RMB40 million (hereinafter, the “total automobile price”) and other cooperation. To the extent of the above maximum amount, the Company will, as required by its business needs, file a business application with Party A regarding the automobile sale and other business, and the Parties will separately enter into an Automobile Sale Contract with respect to each transaction (to be subject to the contract entered into between the Parties).

5.2	Payment of amounts under the Automobile Sale Contract: The two Parties agree that, within one month after the occurrence of each single transaction, namely, within one month after the title to the automobiles is registered by Party A under the name of the Company, the Company shall pay at least 70% of the total contract price, otherwise a monthly interest at a rate of 1.5% shall accrue, which shall be payable to Party A within one month; the remaining automobile purchase price (not exceeding 30% of the total contract price) shall be payable to Party A within 36 months in 36 monthly installments at a monthly interest rate of 0.59% of the amount overdue, and if Company fails to pay so on a monthly basis, then Party A is entitled to charge 1% of the total amount overdue (including the interest) as a late penalty.

5.3	Each party agrees that, where the Original Shareholders are in violation of any obligations hereunder or under any other related agreements, and the default fails to be cured within a reasonable period of time after a written notice served on the Original Shareholders by Party A, Party A is entitled to take such actions as ceasing the automobile purchase and sale business, terminating the related agreement, changing the types of transaction, without incurring any liability for breach of contract or liability for damages.

6.	Conditions Precedent

6.1	The conditions to the obligation of Party A to conduct the automobile purchase and sale transaction set forth in Article 5 shall be:

(1)	All Parties hereto shall have duly entered into this Agreement;

(2)	The Company shall have completed a due diligence to the satisfaction of Party A, including but not limited to financial and legal due diligence;

(3)	Provision of other certificates, authorizations or other documents related to or required for the validity and enforceability of this Agreement as requested by Party A, including but not limited to the shareholder resolutions adopted by the Company;

(4)	The senior management and the Original Shareholders of the Company shall have entered into a labor contract, a non-compete agreement and a confidentiality agreement to the satisfaction of Party A in the substance and form required by Party A;

(5)	Party A shall have assigned executive directors and financial personnel to the Company;

(6)	The Company shall have conducted the rectification as required by Party A, including but not limited to effecting changes to the business operation mode, senior management and financial personnel;

(7)	The Company shall be able to conduct normal business and not affected by the previous license revocation;

(8)	Party A shall have completed the Share Acquisition as set forth in Article 3, and the Company shall have completed the change of industrial and commercial registration, and Party A shall have become a shareholder of the Company.

7.	Performance Guarantee and Equity Compensation

7.1	The Original Shareholders shall be responsible for the business operation and staffing of the Company and Party A within the boundary of Hunan Province. The Original Shareholders warrant that, within 9 months after Party A has offered cooperation regarding the automobile purchase and sale transactions for the first time (the “performance review period”), the Company shall achieve the following performance indices that meet the requirements of Party A:

(1)	The Company and Party A shall obtain a total amount for automobile financing in Hunan Province of RMB200 million (pre-tax) in the aggregate; of which, Party A’s automobile transactions in Hunan Province shall achieve an amount (pre-tax) of not less than RMB40 million.

(2)	The transactions of the Company and Party A in Hunan Province shall achieve a revenue of RMB20 million in the aggregate, and achieve a net profit no less than RMB10 million; of which, Party A’s transactions in Hunan Province shall achieve a revenue no less than RMB4 million, and achieve a net profit of not less than RMB2 million.

(3)	The business transactions in Hunan Province shall be carried out after Party A is enlisted by the Bank of Changsha, obtains the credit line granted by the Bank of Changsha and commences its normal business. If Party A fails to obtain the credit line granted by the Bank of Changsha, the part of transactions to be conducted in Hunan as mentioned above is not required to be fulfilled in Hunan.

7.2	If the Company and Party A fail to fulfill the performance guarantee under Article 7.1, Party A shall pay the Original Shareholders 35% of the shares in the Company as an equity indemnification in proportion to the shares actually transferred by them (with the payment terms to be determined by the Original Shareholders upon negotiation). The equity indemnification shall be equal to the product of (1) the audited net profit of the Company at the end of the performance review period and (2) the shareholding percentage (“Equity Compensation Amount”). If the business guarantee under Article 7.1 fails to be fulfilled during the performance review period, Party A is not required to pay any Equity Compensation Amount.

7.3	If Party A fails to fulfillment its obligation to provide the automobile financial lease service of a total amount of RMB40 million to the Company during the performance review period (here “fails” shall only refer to the situation where the automobile financial lease transactions proposed by the Company meeting the applicable requirements have achieved an amount of RMB40 million but Party A fails to meet the fund requirements), then irrespective of whether or not the Company and Party A have fulfilled the performance guarantee under Article 7.1, Party A shall pay the actual controllers and the Original Shareholders the Equity Compensation Amount equal to the product of the audited net profit of the Company at the end of the performance review period and the shareholding percentage.

7.4	The above revenue, expenditure mentioned above shall be subject to those set forth in the financial statements acceptable to each Party.

7.5	Each Party shall be responsible for the payment of its own taxes regarding the payment of Equity Compensation Amount. If any tax is required to be deducted or withheld by Party A, Party A is entitled to directly deduct the same from the Equity Compensation Amount.

8.	Corporate Governance

8.1	The Company shall have full-time financial personnel, and establish a fund management system. Party A is entitled to assign full-time financial personnel to the Company to supervise the finance of the Company. The Company shall:

(1)	Within sixty (60) days after the end of each financial year, provide each Shareholder with audited annual financial statements for the previous accounting year;

(2)	Within ten (10) days after the end of each quarter, provide each Shareholder with financial statements for such quarter.

8.2	The Original Shareholders hereby agree that, as of the execution date of this Agreement and two years after they cease to be the shareholders of the Company, except with the prior written consent of Party A, they shall not directly or indirectly engage in any commercial activity that is similar to the operation of the Company, nor shall solicit and offer any employment/position of another company to any employee of the Company.

8.3	Each Party agrees that, the Company shall distribute profits to the Shareholders once a year in proportion to the shareholding of each Shareholder.

8.4	After Party A becomes the shareholder of the Company, the Company shall have an executive director, and Party A may appoint a person to the Company as an executive director.

8.5	After Party A becomes a shareholder of the Company, it shall have the veto power on the following issues:

(1)	To increase or decrease the registered capital of the Company;

(2)	Dissolution, liquidation, combination, division of the Company;

(3)	Disposition of major assets of the Company of an value greater than RMB1 million;

(4)	Establishment of any subsidiary, joint venture, partnership or conduct of external equity investment;

(5)	Establishment of any stock and option plan that may affect the shareholding of Party A;

(6)	Approval of profit distribution plan;

(7)	Any major change to the scope of the main business;

(8)	Any amendment to the articles of association of the Company that has an adverse effect on the shareholder interests of Party A;

(9)	Provision of any security for obligations of the Company or a third party.

9.	Acquisition of Remaining Shares of the Company

9.1	Party A is entitled, during the [12] months after the expiry of the performance review period (“Exclusive Period”), to negotiate with the Original Shareholders on whether to transfer the remaining 65% shares of the Company, and Party A has the right of first refusal to purchase the transferred shares, all other things being equal.

9.2	During the above Exclusive Period, if the Original Shareholders determine to transfer the shares to a third party, or conduct negotiation with any prospective third party regarding the purchase of shares, or in response to the request by Party A to enter into a formal agreement regarding the transfer but the Original Shareholders unreasonably refuse to do so, then the Original Shareholders shall be liable to indemnify Party A for the losses incurred as a result thereof.

9.3	Party A hereby agrees that, if it fails to prepare itself for or fails to complete such transaction, it will notify the Original Shareholders.

10.	Pre-emptive Right and Anti-Dilution Measures

10.1	Pre-emptive right: the Original Shareholders further undertake that, if the Company increases its capital or issues any share of any class to any person, it will procure the Company to first offer to Party A prior to others, which shall entitle Party A to purchase such shares on the same issue terms and for the same consideration as those proposed to be offered by the Company to the subscribers, so that the shareholding by Party A will be rendered equal to that prior to the capital increase or share issuance; and if any agreement or arrangement renders any final investment cost by any new investor lower than the compensation paid by Party A to the Original Shareholders, Party A shall make the share adjustment in the following formula of weighted average ratchet:

The formula of weighted average ratchet:

A = B × (C + D) / (C + E)

Of which,

A = new and adjusted unit price after the investor receives the compensation;

B = previous unit price at which the investor receives the shares of the Company;

C = registered capital of the Company prior to the further capital increase;

D = registered capital attributable to the further capital increase at the price of B;

E = actually increased registered capital of the Company as a result of the capital increase

In order to make up for the difference regarding the shareholding of Party A before and after the weighted average ratchet adjustment, Party A may request the Original Shareholders to transfer all or part of their shares or equity to Party A free of charge, so as to render the total shares held by Party A after the share transfer equal to the actual total investment by Party A/A.

11.	Priority of Claims in Liquidation and Priority to Receive Dividends

11.1	Subject to applicable Chinese laws and regulations and other rules, in the case of any liquidation, dissolution or closure of the Company, Party A may have the right to receive liquidated assets prior to other shareholders of the Company.

11.2	Party A is entitled to receive share dividends prior to other shareholders of the Company.

12.	Redemption

12.1	In the case of any of the following, Party A is entitled to request the Company or the Original Shareholders to redeem all shares held by Party A in the Company:

(1)	Any defects exists in the acquired equity or this equity acquisition fails to be completed due to the Original Shareholders or any company controlled by the Original Shareholders;

(2)	The Original Shareholders or the Company fails to achieve the performance requirements provided herein;

(3)	The Company fails to conduct its business in a normal manner due to license revocation;

(4)	The Company’s business is alleged to violate any law or regulation;

(5)	The Company fails to renew the cooperation agreement with Didi Chuxing Technology Co., Ltd.;

(6)	Other events that prevent the investment purpose of Party A from being achieved.

In the case of any event set forth in this Article 12.1, Party A may request the Original Shareholders or the Company to purchase all or part of the shares held by Party A in the Company at a redemption price that is equal to the product of current after-tax net profit of the Company and the shareholding percentage; if Party A suffers any loss as a result thereof, Party A may hold the Original Shareholders and the Company liable to indemnify for the losses, including but not limited to the capital cost loss (at a bank loan interest rate for the same period of time), attorney’s fee, litigation fee, insurance preservation cost, investigation cost incurred in the recovery.

13.	Confidentiality

13.1	During the term of this Agreement, each Party shall:

(1)	Strictly keep in confidence the confidential information and not use the same for any purpose other than the performance of this Agreement;

(2)	The validity of this confidentiality clause shall bind employees, directors, shareholders, consultants, agents or other representatives and other entities and individuals bound by this Agreement. The relevant party shall be liable for breach of contract for the violation of such entities or individuals.

13.2	Article 13.1 above does not apply to the following information:

(1)	Information that the recipient has known prior to the disclosure by any other party, as proved in written records;

(2)	Information that is or becomes publicly available without any breach of the recipient of this Agreement;

(3)	Information to be disclosed as required by applicable Chinese laws, any securities regulatory authority or stock exchange or the market; in such case, the recipient shall only disclose the confidential information required to be disclosed to the relevant authority to the reasonable extent required;

(4)	Information independently developed by the recipient without reference to any confidential information hereunder.

13.3	Each party shall be liable for the damage as a result of its breach of this Article.

14.	Force Majeure Event

In the case of occurrence of any force majeure event, which prevents any Party from the performance of its obligations hereunder, then the performance of such obligations shall be suspended during the duration of the delay caused by such force majeure event, and the period for the performance shall be automatically extended for a period equal to the duration of the suspension, without incurring any liability on such Party. The party claiming a force majeure event shall promptly give a written notice to other Parties, with appropriate and reasonable proof evidencing the existence of the event, and verified or notarized, where appropriate. The party claiming the existence of the force majeure event shall also exert all reasonable efforts to avoid and mitigate the impact of the force majeure event.

15.	Event of Default

15.1	If any Party defaults in any of its obligations, warranties or undertakings hereunder, which results in non-performance of this Agreement or renders the performance of this Agreement impossible, the defaulting party shall be liable to indemnify other parties for the losses incurred as a result thereof, including reasonable attorney’s fees. If all Parties are in default, each Party shall be liable for breach of contract respectively.

15.2	If any dispute arises as a result of the failure by the Company to adjust its business mode and supplement normative documents necessary in the previous business as required by Party A, the Company and the Original Shareholders shall bear unlimited joint and several liability for the same, and Party A may also recover the losses, if any, suffered by Party A as a result thereof from the Company and the Original Shareholders.

16.	Taxes and Charges

Each Party shall be responsible for the payment of its own taxes and charges regarding the formation, performance of this Agreement and dispute resolution hereunder pursuant to the applicable state regulations.

17.	Dispute Resolution

Any dispute arising under this Agreement, including that regarding the existence, validity or termination of this Agreement (the “Dispute”), shall be first resolved among the Parties through amicable negotiation, and any party may at any time issue a written notice to request other parties for negotiation, and state the nature of the dispute. If the Dispute fails to be resolved within forty five days after one Party give the written notice under this Article, then either Party may bring a lawsuit at the people’s court at the place of Party A.

18.	Governing Law

The formation, taking effect, validity, interpretation and performance of this Agreement and all issues related hereto shall be governed by the law of the People’s Republic of China.

19.	Others

19.1	This Agreement shall be executed in several counterparts, with each copy to be an original, each of which shall be deemed an original and all of which shall constitute one and the same Agreement and have the same force and effect.

19.2	All notices required or permitted to be sent under this Agreement shall be sent to the recipient(s) according to the following addresses via personal delivery or a special courier internationally recognized, or according to the following E-mail addresses:

The Company: Sichuan Jinkailong Automobile Leasing Co., Ltd.

Address: Floor 2, Building 1, No. 2 Liudao Street, Jinma Town, Wenjiang District, Chengdu City

E-mail address: 1061896893@qq.com

Recipient: Wen Xiang

Party A: Hunan Ruixi Financial Leasing Co., Ltd.

Address: Room 910, Building 1, Huitong Building, No. 168 Hehua Road, Hehuayuan Street, Furong District, Changsha City, Hunan Province

E-mail address: 77128824@qq.com

Recipient: Huang Liang

Party B: Xiaoliang Chen

Address: No. 135, Xichan Village, Renchuan Town, Pan’an County, Zhejiang Province

E-mail address: 653802636@qq.com

Recipient: Xiaoliang Chen

Party C: Xi Yang

Address: No. 31, Group 13, Fangbei Village, Nanquan Town, Shifang City, Sichuan Province

E-mail address: 326128816@qq.com

Recipient: Xi Yang

Party D: Yiqiang He

Address: No. 31, Group 13, Fangbei Village, Nanquan Town, Shifang City, Sichuan Province

E-mail address: 254838145@qq.com

Recipient: Yiqiang He

Party E: Xiaohui Luo

Address: No. 2, Group 4, Qilidian Village, Baoshi Town, Anju District, Suining City, Sichuan Province

E-mail address: 408042965@qq.com

Recipient: Xiaohui Luo

All notices shall be deemed properly delivered once received. Each Party may change its address (or fax number) for receiving notices by giving a notice in the manner set forth herein.

19.3	This Agreement shall not be altered or annulled without the written consent of all Parties.

19.4	This Agreement is written in Chinese.

[No text below]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed on the date first above written.

The Company: Sichuan Jinkailong Automobile Leasing Co., Ltd.

Legal representative: /s/ Xiaoliang Chen

Party A: Hunan Ruixi Financial Leasing Co., Ltd. (seal)

Legal representative: /s/ Xianglong Li

Party B: Xiaoliang Chen

Signature: /s/ Xiaoliang Chen

Party C: Xi Yang

Signature: /s/ Xi Yang

Party D: Yiqiang He

Signature: /s/ Yiqiang He

Party E: Xiaohui Luo

Signature: /s/ Xiaohui Luo

Appendix:

Photocopies of lawful and valid identity cards of each Party, or in the case of an entity, a photocopy of the duplicate copy of the business license affixed with the common seal.